EXHIBIT 99.1

Encore Acquisition Company Announces 2005 Capital Budget, Production Guidance and Conference Call

FORT WORTH, Texas—(BUSINESS WIRE)—November 18, 2004

Encore Acquisition Company (NYSE:EAC) announced that its Board of Directors has approved a $223 million capital budget for 2005. The 2005 budget represents a 13% increase over projected 2004 capital investment before acquisitions. Included in the 2005 capital budget is $159 million for development drilling, $26 million for high pressure air injection (“HPAI”) projects, $10 million for higher risk drilling projects, $7 million for leasehold and seismic, $9 million for workovers and $12 million for facilities and other Property, Plant, and Equipment.

Jonny Brumley, President, said, “We expect our drillbit investments in 2005 to drive production growth of 8% to 12% over 2004 levels. Our opportunity rich portfolio allows us to extend our track record of increasing production year-over-year. These internal drilling opportunities result from the successful execution of Encore’s strategy of owning properties with substantial exploitation potential.”

Development and Exploitation Plans:

Encore’s budget includes plans to spend up to $159 million on conventional exploitation drilling on its existing properties, which is expected to provide most of the 2005 production uplift. The Company plans to invest $26 million in its long-term HPAI projects in the Cedar Creek Anticline of Montana and North Dakota. The Pennel HPAI project will receive the majority of the 2005 HPAI budget. Initial air injection in Pennel Phase 2 is planned in the first half 2005. At Little Beaver, Encore has completed the implementation of Phase 1 development of the HPAI project and plans to complete the implementation of Phase 2 by year-end 2004. Air injection has been ongoing since December 2003, and the reservoir is pressuring up as expected. The project is on schedule, and initial production uplift is expected by mid-2005.

Additionally, Encore is budgeting $10 million for higher risk drilling projects. These projects primarily are located in East Texas and Montana. The projects typically are step-outs or extensions of known producing areas. In keeping with Encore’s exploitation focus, they are expected to set up multi-well exploitation projects if successful.

Outlook for 2005:

For the full year of 2005 production is expected to increase 8% to 12% from expected 2004 levels. Production, ad valorem, and severance taxes are anticipated to remain at approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $5.89 per BOE, including approximately $0.41 per BOE resulting from HPAI costs in Little Beaver. General and administrative expenses are expected to average approximately $1.28 per BOE. Depletion, depreciation, and amortization during 2005 should be approximately $6.15 per BOE. Income tax expense is expected to be at an effective rate of 36% with approximately 87% deferred.

Conference Call:

Encore will host a conference call and simultaneous webcast on Friday, November 19, 2004 at 9:30 AM CST. The conference call can be accessed by dialing 877-356-9552 and supplying the title “Encore Acquisition Company Conference Call” and the webcast can be accessed via www.encoreacq.com. A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 2331382. The replay will be available through November 24, 2004. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected level and focus of the Encore’s capital expenditures; production growth; exploitation potential; expected HPAI implementation and results; multi-well exploitation opportunities; expected production, ad valorem and severance taxes; expected projected lease operations expense, general and administrative expense, DD&A expense; and expected income tax expense and Encore’s expected effective tax rate and the percentage deferred. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of Encore’s operations; inaccuracies in the assessment of reserves or daily or annual production; inaccuracies in Encore’s assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense; possible inaccuracies in the budgeting process; changes in the amount, nature, and timing of capital expenditures and the drilling of wells; difficulties in predicting the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses; difficulties in marketing or hedging oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812